Exhibit 99.1

[Letterhead of Sigma-Aldrich]

From:	David R. Harvey, Chairman	For questions, contact:
	Jai P. Nagarkatti, President and CEO	Kirk A. Richter, Treasurer
(314) 286-8004

FOR IMMEDIATE RELEASE

February 14, 2006

SIGMA-ALDRICH (NASDAQ: SIAL) REPORTS 16.7% SALES GROWTH & DILUTED EPS OF $.84 IN Q4 2005. NEW ORGANIZATION & INITIATIVES TO BENEFIT 2006 RESULTS.

HIGHLIGHTS:

Sales and EPS Results:

•	Q4 2005 reported sales grew 16.7%, including increases of 11.5% from the addition of JRH Biosciences’ industrial cell culture business and 9.3% from organic growth, reduced by a 4.1% impact from currency.

•	Q4 2005 diluted EPS increased 6.3% to $.84. A tax charge of $.06 per share related to the cash repatriation of $120 million of accumulated foreign earnings, a $.05 per share non-cash inventory purchase accounting charge from 2005 acquisitions and a $.01 per share impact from currency reduced otherwise reportable results.

Financial Condition:

•	Return on equity at December 31, 2005 exceeded our long-term goal at 21.1%.

•	Cash repatriation and debt reduction in Q4 2005 reduced the Company’s debt to capital ratio to 28.9% as of December 31, 2005.

Outlook

•	Management expects 2006 sales to achieve the Company’s 7% organic growth goal and anticipates an approximate 1% carryover benefit from the February 2005 acquisition of JRH’s industrial cell culture business to be largely offset by an equivalent adverse currency impact. Ongoing efforts to pursue desirable acquisition candidates are expected to enhance this internal growth.

•	A diluted EPS forecast for full year 2006 of $3.80 to $3.90 includes an estimated impact of $.14 to $.16 per share for stock-based compensation expense under Statement of Financial Accounting Standards No. 123 (R) [SFAS 123(R)]. Diluted EPS of $3.76 for 2005 does not include a $.14 per share impact that would have reduced the reported EPS had the provisions of SFAS 123(R) been applied to that year’s diluted EPS.

OVERALL RESULTS:

Reported sales increased 16.7% in the fourth quarter of 2005 compared to the same quarter in 2004, bringing full year 2005 sales growth to 18.3%. The addition of JRH’s industrial cell culture business contributed 11.5 and 9.4 percentage points of the fourth quarter and annual increases, respectively. Organic growth in core businesses, including integrated acquisitions, was strong, providing 9.3 and 8.2 percentage points of fourth quarter and annual growth, respectively. The integration of JRH’s research based business and Proligo (acquired April 2005) boosted growth in both periods, while the fully integrated Q2 2004 additions of Ultrafine and Tetrionics also contributed to year-to-date growth.

Currency impacts reduced the otherwise reportable fourth quarter growth by 4.1%, but contributed 0.7% of benefit to the total annual sales increase. Sales gains for both the fourth quarter and full year of 2005 benefited from organic growth in all three major geographic areas (U.S., Europe and other international markets).

Reported operating and pretax income margins in the fourth quarter of 2005 were 21.3% and 19.8% of sales, respectively. Operating and pretax margins for the full year 2005 were 21.7% and 20.6% of sales, respectively. While Q4 2005 operating margins improved from Q4 2004 levels, operating and pretax margins for the full year 2005 were reduced from full year 2004 levels. The impact of non-cash inventory purchase accounting charges from 2005 acquisitions, lower average gross margins associated with JRH’s acquired industrial cell culture business and higher interest cost, were only partially offset by lower S,G&A expenses as a percent of sales applicable to JRH’s industrial cell culture business. Continued cost reductions from process improvement activities offset the cost of other growth initiatives.

Reported diluted net income per share for the fourth quarter of 2005 increased 6.3% to $.84 from $.79 in the fourth quarter of 2004. This reported gain includes the adverse impacts of a $.06 per share fourth quarter tax charge for the cash repatriation of $120 million of accumulated foreign earnings under the provisions of the American Jobs Creation Act of 2004, a non-cash inventory purchase accounting charge of $.05 per share and a currency impact of $.01 per share. Full year reported diluted EPS increased 12.6% to $3.76 in 2005 from $3.34 in 2004, including net tax and currency benefits in 2005 of $.10 and $.15 per share, respectively, partially offset by a non-cash inventory purchase accounting charge of $.16 in 2005.

SALES RESULTS (all percentage comparisons are to comparable periods in 2004):

Reported sales growth, currency impacts, sales increases from the addition of JRH’s industrial cell culture business (indicated as “JRH Industrial” in the tables below) and adjusted sales growth are as follows:

	Three Months Ended December 31, 2005				Twelve Months Ended December 31, 2005
	Reported	Currency Impact	JRH Industrial	Adjusted	Reported	Currency Impact	JRH Industrial	Adjusted
Scientific Research	2.7%	(4.2)%	—%	6.9%	5.9%	0.9%	—%	5.0%
Biotechnology	12.5%	(4.3)%	—%	16.8%	11.0%	0.6%	—%	10.4%
SAFC (Fine Chemicals)	63.5%	(3.4)%	59.2%	7.7%	66.2%	0.6%	50.4%	15.2%
Total	16.7%	(4.1)%	11.5%	9.3%	18.3%	0.7%	9.4%	8.2%

Scientific Research: Fourth quarter 2005 sales in all major customer segments continued the higher levels of growth experienced in both the second and third quarters of 2005. After achieving modest currency adjusted sales growth in the first quarter of 2005, currency adjusted sales gains were achieved in all major geographic areas — the U.S., Europe and other international markets — in each of the final three quarters of the year. Improved market conditions coupled with new sales initiatives helped drive this improved growth.

Biotechnology: The integration of Proligo (acquired April 2005) into our existing genomics business and the combination of the research based cell culture business of JRH (acquired February 2005) with our existing Sigma-Aldrich research based cell culture business both made contributions to currency adjusted sales growth for the fourth quarter and full year of 2005. Continued strength in sales of cell signaling and molecular biology products, coupled with improved demand for analytical and cell culture reagents and a return to stable demand for synthetic DNA in Q4 2005 from the decline experienced in Q3 2005 helped boost fourth quarter organic growth for this business unit to the highest quarterly gain achieved in 2005.

E-commerce Research Sales (Scientific Research and Biotechnology combined): Electronic ordering through the Company’s web site and sales from direct electronic links to customers increased to 32% of consolidated Research sales in Q4 2005 from 25% in Q4 2004.

SAFC (Fine Chemicals): JRH’s industrial cell culture business (acquired February 2005) added 59.2 percentage points of this unit’s reported Q4 2005 sales growth of 63.5% and improved our position in this market from a top 25 player to one of the top 10. While short of the double digit currency-adjusted organic sales gains achieved during the second and third quarters of 2005, SAFC’s 7.7% Q4 2005 increase continued to reflect strong growth when compared with quarterly sales achieved in 2004. Continued growth in both the U.S. and Europe and no abnormal variations in sales to any major customer segment contributed to this performance. Booked orders for future delivery, one partial indicator of possible future sales results, also remained strong.

INCOME ANALYSIS:

The Company’s reported Q4 and full year 2004 net income and diluted earnings per share and Q4 and full year 2005 net income and diluted earnings per share, before and after currency impacts, a Q1 2005 tax claim settlement benefit, a non-cash inventory purchase accounting charge from 2005 acquisitions and a Q4 2005 tax charge to repatriate foreign earnings, are summarized below:

	Net Income (millions)	Diluted Earnings Per Share
Three Months Ended December 31, 2004:

Total reported net income	$54.7	$0.79

Three Months Ended December 31, 2005:
Net income before currency impact, inventory purchase accounting charge and tax charge for repatriation	$65.4	$0.96
Currency impact	(0.8)	(0.01)

Net income before inventory purchase accounting charge and tax charge for repatriation	64.6	0.95
Inventory purchase accounting charge	(3.2)	(0.05)
Tax charge for repatriation of accumulated foreign earnings under the American Jobs Creation Act of 2004	(4.1)	(0.06)

Total reported net income	$57.3	$0.84

	Net Income (millions)	Diluted Earnings Per Share
Twelve Months Ended December 31, 2004:

Total reported net income	$232.9	$3.34

Twelve Months Ended December 31, 2005:
Net income before currency impact, tax claim settlement benefit, inventory purchase accounting charge and tax charge for repatriation	$251.6	$3.67
Currency impact	10.2	0.15

Net income before tax claim settlement benefit, inventory purchase accounting charge and tax charge for repatriation	261.8	3.82
Tax claim settlement benefit	11.3	0.16
Inventory purchase accounting charge	(10.7)	(0.16)
Tax charge for repatriation of accumulated foreign earnings under the American Jobs Creation Act of 2004	(4.1)	(0.06)

Total reported net income	$258.3	$3.76

Reported operating income was 21.3% and 21.7% of sales for the fourth quarter and full year of 2005, respectively, compared to 20.6% and 22.6% of sales for the same periods in 2004. Lower gross margins of 50.1% and 50.9% of sales for both the fourth quarter and full year of 2005, respectively, compared to 53.3% of sales for both comparable periods in 2004 relate almost entirely to lower gross margins for JRH’s industrial cell culture business and a non-cash inventory purchase accounting charge to adjust acquired JRH and Proligo inventories to their fair market values. S,G&A expenses declined as a percentage of sales in both the fourth quarter and full year of 2005 compared to the same periods of 2004 due to lower operating expenses as a percent of sales for JRH’s industrial cell culture business and process improvement benefits.

Reported pretax income was 19.8% and 20.6% of sales for the fourth quarter and full year of 2005, respectively, compared to 20.2% and 22.1% of sales for the comparable periods of 2004. These declines in pretax margin as a percent of sales reflect the operating results noted above, increased interest costs from borrowings for our 2005 acquisitions and share repurchases and higher interest rates. The 29.6% tax rate for Q4 2005 includes a $4.1 million charge for the cash repatriation of $120 million in accumulated foreign earnings. The more favorable 3.4% effective tax rate on this repatriation, relative to the available statutory rate of 5.25%, reflects the availability of international and state tax credits on this transaction. The full year 2005 tax rate of 24.8% compares favorably with 2004’s 25.3% rate, reflecting a Q1 2005 benefit from a favorable settlement of tax claims for 1998-2001 and a reduction in tax liabilities based on this settlement (equivalent to $.16 per diluted share), largely offset by the tax charge to repatriate foreign earnings and a lower level of international and other tax benefits in 2005.

OUTLOOK:

We expect that the 2 to 3% underlying growth in the markets served by Sigma-Aldrich should provide sufficient support for initiatives underway at the Company to enable us to achieve our organic sales growth goal of 7% for the full year of 2006. Our new customer-centric organizational structure featuring the Research units of Essentials, Specialties and Biotech and the acquisition-enhanced Fine Chemicals unit, SAFC, began the launch of their new sales growth, investment and process improvement initiatives early in January. The stronger U.S. dollar will reduce otherwise reportable sales growth by approximately 1% if exchange rates remain at January 31, 2006 levels. We also believe that the potential exists to add 3% growth from acquisitions. The addition of the JRH industrial cell culture business in February 2005 is expected to benefit Q1 2006 growth and provide about a 1% benefit to full year 2006 sales growth, offsetting the expected adverse currency impact. This 1% acquisition benefit also provides one-third of the desired growth contribution from acquisitions in 2006, leaving approximately $35 million in revenues to be added through our ongoing efforts to pursue one or more of the potential candidates identified during our 2005 strategic review.

For 2006, reported diluted earnings per share are expected to range from $3.80 to $3.90, including an estimated impact of $.14 to $.16 per share for stock-based compensation expense under SFAS 123(R). If the 2005 reported diluted EPS of $3.76 was reduced by the $.14 per diluted share charge for stock-based compensation expense to make both periods comparable, the 2006 EPS increase would range from 5% to 8%. Reported pretax margins in 2006 are expected to remain in line with the 20% to 21% achieved in 2005 following completion of the JRH and Proligo acquisitions, as the new stock-based compensation expense will be largely offset by a lower inventory purchasing accounting charge. Process improvement efforts are expected to contribute at least $15 million in cost reductions in 2006, all of which will be reinvested to support our ongoing efforts to achieve above market rate growth in 2006 and beyond. Worldwide debt restructuring and debt reduction from cash repatriation in late 2005 are expected to offset the impact of higher short-term interest rates. Our 2006 tax rate will likely rise from 2005’s 24.8% to about 31% in 2006, as the net effect of the tax claim settlement benefit and the tax charge for repatriation in the first and fourth quarters of 2005, respectively, are not expected to recur. Modest share repurchase activity may also benefit EPS growth.

CEO’s STATEMENT:

Commenting on 2005 performance and expectations for 2006, newly elected CEO Jai Nagarkatti said: “On behalf of all of our employees worldwide, I thank David Harvey for leading our Company as its CEO these past six years. Under his leadership, sales and EPS grew at 9% and 17%, respectively, and our stock price more than doubled, resulting in a compound annual return to shareholders of 13.7%, outperforming the major indices.”

Nagarkatti continued, “We are pleased with our results in 2005 as well as with the continued improvement in our markets. Growth last year was achieved by improving our market position through new initiatives and successful acquisitions, including JRH Biosciences, the largest in the history of our Company. The 6,800 plus employees of Sigma-Aldrich are committed to build on our strong foundation and our leadership position in life science and high technology. Towards that end, we launched a new plan in the middle of 2005. Through the five key initiatives of this evolutionary plan—(1) organizing into four customer centric business units, (2) building on our Internet superiority, (3) expanding in faster growing world economies, (4) leveraging operational excellence by expanding our successful process improvement approach, and (5) making strategic acquisitions—we will sharpen our focus to become an even more customer centric company. Our new plan redoubles our organization’s commitment to the success of our customers. I am confident that we can achieve our top line, organic growth target of 7% and reported EPS of $3.80 to $3.90 in 2006 as we continue to build shareholder value.”

OTHER INFORMATION:

Non-GAAP Financial Measures: The Company uses certain non-GAAP financial measures to supplement its GAAP disclosures. The Company does not, and does not suggest investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, GAAP financial information. These non-GAAP measures may not be consistent with the presentation by similar companies in the Company’s industry. Whenever the Company uses such non-GAAP measures, it provides a reconciliation of such measures to the most closely applicable GAAP measure.

With over 50% of sales denominated in currencies other than the U.S. dollar, management uses currency adjusted growth, and believes it is useful to investors, to judge the Company’s controllable, local currency performance. While we are able to report currency impacts after the fact, we are unable to estimate changes that may occur during 2006 to applicable rates of exchange and are thus unable to provide a reconciliation of the projected non-GAAP, currency adjusted internal growth rates to reported GAAP growth rates for the year 2006 as required by Regulation G adopted by the Securities and Exchange Commission. Any significant changes in currency exchange rates would likely have a significant impact on our reported growth rates due to the volume of our sales denominated in foreign currencies.

Management also reports both GAAP and adjusted sales and income amounts and comparisons to reflect what it believes is ongoing and/or comparable operating results excluding currency impacts and certain other items, including the Q1 2005 tax benefit, the Q4 2005 tax charge, the sales benefit from acquisitions and the inventory purchase accounting charge. Management excludes these other items in judging its historical performance and in assessing its expected future performance and believes this non-GAAP information is useful to investors as well.

Share Repurchase: Another 0.1 million shares were acquired in the fourth quarter of 2005, bringing the total acquired in 2005 to 2.0 million shares at an average price of $60.14 per share. Since beginning the program in late 1999, 38.0 million shares have been acquired at an average purchase price of $36.76 per share. There were 67.3 million shares outstanding at December 31, 2005. The Company expects to continue share repurchases to acquire the remaining 2.0 million authorized shares, but the timing and number of shares purchased, if any, will depend upon market conditions and other factors.

Cash, Working Capital and Debt: Cash repatriation of $120 million of accumulated foreign earnings under the provisions of the American Jobs Creation Act of 2004 was used to reduce short term debt at December 31, 2005. Cash balances were $98.6 million, short-term borrowings (excluding current maturities of long-term debt) were $125.9 million at a weighted average interest rate of 4.2% and long-term debt (including current maturities) was $375.3 million at a weighted average interest rate of 5.0% as of December 31, 2005.

Accounts receivable days sales outstanding at December 31, 2005 was 48 days, matching the record low achieved at March 31, 2005 and represented a two-day improvement from the December 31, 2004 level. Reported inventories of $550.4 million at December 31, 2005 were $103.6 million higher than at December 31, 2004, with $98.8 million of this increase coming from acquired JRH and Proligo inventories. Excluding acquired inventories, the Company had 7.5 months of inventory on hand at December 31, 2005 compared to 7.7 months at December 31, 2004.

Dividend: At a meeting held today, the Company’s Directors declared a quarterly cash dividend of $.21 per share, payable on March 15, 2006 to shareholders of record on March 1, 2006. This $.21 per share dividend is 10.5% higher than that declared in the fourth quarter of 2005.

About Sigma-Aldrich: Sigma-Aldrich is a leading Life Science and High Technology company. Our biochemical and organic chemical products and kits are used in scientific and genomic research, biotechnology, pharmaceutical development, the diagnosis of disease and as key components in pharmaceutical and other high technology manufacturing. We have customers in life science companies, university and government institutions, hospitals and in industry. Over one million scientists and technologists use our products. Sigma-Aldrich operates in 35 countries and has over 6,800 employees providing excellent service worldwide. We are committed to accelerating our Customers’ success through leadership in Life Science, High Technology and Service. For more information about Sigma-Aldrich, please visit our award-winning web site at www.sigma-aldrich.com.

Cautionary Statement: This release contains forward-looking statements relating to future performance, goals, strategic actions and initiatives and similar intentions and beliefs, including without limitation the “Highlights”, “Sales Results”, “Income Analysis”, “Outlook”, “CEO’s Statement” and “Other Information-Share Repurchase” sections contained above and other statements regarding the Company’s expectations, goals, beliefs, intentions and the like regarding future sales, earnings, share repurchases, acquisitions and other matters. These statements involve assumptions regarding Company operations, investments and acquisitions and conditions in the markets the Company serves. Although the Company believes its expectations are based on reasonable assumptions, such statements are subject to risks and uncertainties, including, among others, certain economic, political and technological factors. Actual results could differ materially from those stated or implied in this news release, due to, but not limited to, such factors as (1) changes in pricing and the competitive environment, (2) fluctuations in foreign currency exchange rates, (3) the impact of acquisitions and success in integrating and obtaining projected results from the acquisitions, (4) other changes in the business environment in which the Company operates, (5) changes in research funding, (6) uncertainties surrounding government healthcare reform, (7) government regulations applicable to the business, (8) the impact of fluctuations in interest rates, (9) the effectiveness of the Company’s further implementation of its global software systems, (10) the ability to retain customers, suppliers and employees, (11) the success of research and development activities, (12) changes in worldwide tax rates or tax benefits from domestic and international operations, and (13) the outcome of the matters described in Note 15- Contingent Liabilities and Commitments-in the Company’s Form 10-Q report for the period ended September 30, 2005. The Company does not undertake any obligation to update these forward-looking statements.

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Income (Unaudited)

(in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Net sales	$410.5	$351.9	$1,666.5	$1,409.2
Cost of products sold	204.8	164.5	818.0	657.6

Gross profit	205.7	187.4	848.5	751.6
Selling, general and administrative expenses	106.1	103.8	437.3	390.0
Research and development expenses	12.2	11.1	49.8	42.6
Interest, net	6.0	1.5	18.1	7.2

Income from operations before income taxes	81.4	71.0	343.3	311.8
Provision for income taxes	24.1	16.3	85.0	78.9

Net income	$57.3	$54.7	$258.3	$232.9

Net income per share - Basic	$0.85	$0.80	$3.80	$3.38

Net income per share - Diluted	$0.84	$0.79	$3.76	$3.34

Weighted average number of shares outstanding - Basic	67.2	68.8	67.9	69.0

Weighted average number of shares outstanding - Diluted	68.1	69.6	68.7	69.8

SIGMA-ALDRICH CORPORATION

Consolidated Balance Sheets

(in millions)

	(Unaudited) December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$98.6	$169.2
Accounts receivable, net	207.2	190.0
Inventories	550.4	446.8
Other current assets	94.0	87.4

Total current assets	950.2	893.4

Property, plant and equipment, net	613.1	584.4
Goodwill, net	336.4	158.1
Other assets	231.6	109.1

Total assets	$2,131.3	$1,745.0

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$218.0	$9.0
Accounts payable	90.0	86.7
Accrued payroll and payroll taxes	45.5	38.3
Accrued income taxes	52.5	46.8
Other accrued expenses	54.7	50.1

Total current liabilities	460.7	230.9

Long-term debt	283.2	177.1
Deferred post-retirement benefits	59.0	56.6
Deferred taxes	80.2	46.8
Other liabilities	14.8	21.9

Total liabilities	897.9	533.3

Stockholders’ equity:
Common stock	100.9	100.9
Capital in excess of par value	59.0	52.6
Common stock in treasury	(1,264.4)	(1,163.1)
Retained earnings	2,304.5	2,097.5
Accumulated other comprehensive income	33.4	123.8

Total stockholders’ equity	1,233.4	1,211.7

Total liabilities and stockholders’ equity	$2,131.3	$1,745.0

SIGMA-ALDRICH CORPORATION

Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Twelve Months Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$258.3	$232.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	90.1	73.4
Deferred income taxes	(33.9)	(16.6)
Other	0.1	5.6
Changes in assets and liabilities:
Decrease in accounts receivable	17.0	1.4
(Increase) decrease in inventories	(4.8)	2.5
(Decrease) increase in accrued income taxes	(11.9)	16.0
Other	(34.4)	8.6

Net cash provided by operating activities	280.5	323.8

Cash flows from investing activities:
Property, plant, and equipment additions	(92.2)	(70.3)
Sale of equipment	4.0	1.9
Acquisitions, net of cash acquired	(416.6)	(75.4)
Other, net	(8.4)	(3.8)

Net cash used in investing activities	(513.2)	(147.6)

Cash flows from financing activities:
Net issuance (repayment) of short-term debt	118.0	(58.0)
Issuance of long-term debt	205.8	1.8
Repayment of long-term debt	(2.9)	(3.9)
Payment of dividends	(51.3)	(47.0)
Treasury stock purchases	(119.4)	(56.7)
Exercise of stock options	20.9	21.8

Net cash provided by (used in) financing activities	171.1	(142.0)

Effect of exchange rate changes on cash	(9.0)	7.4

Net change in cash and cash equivalents	(70.6)	41.6
Cash and cash equivalents at January 1	169.2	127.6

Cash and cash equivalents at December 31	$98.6	$169.2

Supplemental Financial Information - (Unaudited)

(in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Business Unit Sales

Scientific Research	$213.0	$207.3	$882.5	$833.7
Biotechnology	85.7	76.2	346.7	312.4
SAFC (Fine Chemicals)	111.8	68.4	437.3	263.1

Total	$410.5	$351.9	$1,666.5	$1,409.2

2005 Sales Restated In 2006 Business Unit Classification

Research Essentials			$341.0
Research Specialties			626.2
Research Biotech			262.0
SAFC (Fine Chemicals)			437.3

Total			$1,666.5

2005 Diluted EPS Reconciliation

As reported			$3.76
Proforma impact of stock-based compensation expense, net of tax, under SFAS 123(R)			(0.14)

Diluted net income per share, pro-forma			$3.62